EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-105560) and related Prospectus of Hewitt Associates, Inc. for the registration of shares of its Class A Common Stock and in the Registration Statement (Form S-8 No. 333-91274) pertaining to the Global Stock and Incentive Compensation Plan, of our report dated October 29, 2003 with respect to the consolidated financial statements of Hewitt Associates, Inc. and subsidiaries, included in this Annual Report on Form 10-K for the year ended September 30, 2003.

/s/    ERNST & YOUNG LLP

Chicago, Illinois

November 17, 2003